[NTL: GRAPHIC]

             NTL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2000

                         OVER 8,000,000 TOTAL CUSTOMERS

                     ANNUALIZED REVENUE EXCEEDS $3.3 BILLION

               19TH CONSECUTIVE QUARTER OF INCREASED MARKET SHARE


New York, New York (November 9, 2000) - NTL Incorporated (NYSE: NLI; Easdaq:
NTLI) announced today its financial results for the three and nine months ended September 30, 2000.


                                                                                                            Change
MAJORITY OWNED SYSTEMS                                 Q3-2000                        Q3-1999            over 1999
------------------------------------------------------------------------------------------------------------------
Revenue                                  Pound Sterling 559.6m          Pound Sterling 259.6m                +116%
EBITDA                                    Pound Sterling 62.2m           Pound Sterling 40.5m                 +54%
------------------------------------------------------------------------------------------------------------------
Highlights - Residential
Revenue                                  Pound Sterling 380.4m          Pound Sterling 138.3m                +175%
EBITDA                                   Pound Sterling 108.7m           Pound Sterling 43.6m                +149%

Telephone Subscribers                                2,445,400                      1,167,400                +109%
        - Off-Net Customers                            454,000                              -                   NA

Cable TV Subscribers                                 4,173,700                      1,417,400                +194%
        - Digital Customers                            325,000                              -                   NA

Internet subscribers                                 1,691,100                        535,000               + 216%
        - Cable Modem Customers                         22,400                              -                   NA
------------------------------------------------------------------------------------------------------------------
Highlights - National Telecoms
Revenue                                  Pound Sterling 142.2m           Pound Sterling 86.9m                 +64%
EBITDA                                    Pound Sterling 53.5m           Pound Sterling 32.0m                 +67%
Customers                                               74,800                         42,100                 +78%
------------------------------------------------------------------------------------------------------------------
Highlights - Broadcast
Revenue                                   Pound Sterling 37.0m           Pound Sterling 34.4m                  +8%
EBITDA                                    Pound Sterling 19.7m           Pound Sterling 17.7m                 +11%
------------------------------------------------------------------------------------------------------------------

AFFILIATED SYSTEMS
Cable TV Subscribers                                 2,024,000                              -                   NA
Broadband Internet Subscribers                          57,000                              -                   NA
------------------------------------------------------------------------------------------------------------------

NTL INCORPORATED
November 9, 2000
Page 2


Commenting on the Company's performance, Barclay Knapp, President and Chief Executive Officer said:

"We are very proud of this quarter's financial results in light of our tremendous integration efforts. Overall our annual run rate revenues have improved to Pound Sterling 2.2 billion ($3.3 billion), and although our EBITDA reflected significant integration related expenses and costs associated with new product introductions, consolidated quarterly EBITDA rose to a historic high of Pound Sterling 6 2.2 million. NTL now serves over 4.7 million on-net residential cable, telephony and Internet customers and approximately 1.3 million off-net Internet and telephony customers. Our European affiliates in Germany, France and Sweden serve an additional 2.0 million broadband customers, resulting in total customers served by NTL and our affiliates of over 8 million.

"Our quarterly organic customer growth of 73,900 customers was extremely strong. This resulted in increased customer penetration in the "Original NTL" franchises for the 19th consecutive quarter and increased penetration in the "1998 Acquisitions" franchises of 1.1% this quarter, resulting in a 5.4% increase in the last twelve months to 41.3%.

"Our bundled Internet service, ntlworld, and our digital cable television service continued to produce very strong results in the third quarter. We added over 235,000 subscribers to our ntlworld service this quarter and we are now serving over 380,000 customers. We eliminated the queue for the ntlworld service in the third quarter and improved the customer experience. We were recently voted the best consumer ISP in the UK at the Future UK 2000 Internet Awards in October. Proforma for the acquisition of VirginNet, we are now the third largest ISP in the UK following FreeServe and AOL and are unique among these leaders in our ability to offer our customers broadband access to the Internet.

"Our installed base of digital subscribers grew from approximately 230,000 at the end of the second quarter, to 325,000 at the end of the third quarter. We remain on track to achieve our goal of 500,000 digital subscribers by the end of the year. Our rollout of digital will be further enhanced by our selection of Liberate software and the DOCSIS cable modem standard as the core of a single digital television platform for all of our new UK broadband homes. Because each digital set top box will have a DOCSIS cable modem inside, the majority of NTL digital customers already have a cable modem installed in their home, significantly increasing our ability to convert a high proportion of our customers to broadband Internet access. This selection represents one of the many ways that we have successfully begun the integration of NTL and CWC ConsumerCo ("ConsumerCo").

"This quarter represented our first full reporting period following the acquisition of ConsumerCo. During the quarter we focused on integrating ConsumerCo while improving the quality of the ConsumerCo customer experience. These efforts have already proven effective. In only four months since our acquisition of ConsumerCo, we have reversed the trend of quarterly customer decline and reported net quarterly customer growth at ConsumerCo for the first time in 2000. In addition, we have reduced monthly churn from 2.5% at the time of the acquisition to 1.9% at the end of the third quarter.

NTL INCORPORATED
November 9, 2000
Page 3

"The acquisition of ConsumerCo has allowed us to review the way we conduct our business, including how we transact with our key suppliers. For example, in September we announced a five-year contract with BSkyB whereby NTL will carry Sky's main channels under a new wholesale pricing structure. We expect that the new agreement will result in significant savings for NTL over the life of the contract. In addition, we have recently concluded a comprehensive cost analysis that will result in significant annual cost savings starting in the second half of 2001 as a result of organizational changes relating to the integration of the eleven acquisitions that we have closed during the last 18 months.

"Over the last several years we have also built one of the UK's largest and most successful business telecommunications solutions providers. Through both organic growth and the amalgamation of nearly a dozen separate service organizations, we have achieved over $825 million of run rate revenue. We provide innovative solutions to customers ranging from the smallest local business to the largest global carrier. Over 50% of our Business/Carrier revenues are already derived from data and bandwidth services.

"NTL meets the specific needs of the different segments that comprise the Pound Sterling 16.5 billion UK/Ireland business communications market by providing uniquely broadband local access as well as access to the UK and Ireland's most extensive national/international fiber optic infrastructure. Adding ConsumerCo's networks in London, Manchester and Leeds gives NTL additional local access fiber in the UK's first, second and fourth largest business telecoms markets.

"The broadcast division continues to show strong and consistent results. Our book of contracted future revenue of approximately $2.8 billion continues to underpin our overall business. Growth prospects for the division continue to be outstanding with the demand for third generation wireless infrastructure, the transition of television and radio networks from analog to digital and international privatization opportunities providing significant future growth potential. During the quarter we significantly expanded our portfolio of products for the broadcast and wireless services community and signed a number of contracts with new and existing customers. Plans to issue a tracking stock for the broadcast division are proceeding.

"Finally, we took the first step in an overall listing strategy for NTL when we completed our listing on the New York Stock Exchange on October 27th. We are also in the process of preparing our secondary listing application with the London Stock Exchange and are still investigating primary listing alternatives in Europe as well."

NTL INCORPORATED
November 9, 2000
Page 4


                                  INTRODUCTION

Summary Revenue and EBITDA information for all of our business units is presented in tabular form following the section entitled "Shared Costs". The following sections refer to information from those tables.

                                CONSUMER SERVICES

Residential Telecoms and Television Services - United Kingdom and Ireland

The following table shows the cable television and telephony customer statistics for NTL in the United Kingdom and Ireland:

============================================================================================================================
                                              CABLE TELEVISION AND TELEPHONY CUSTOMERS AS OF SEPTEMBER 30, 2000
----------------------------------------------------------------------------------------------------------------------------
                                 "Original"             1998                               Cablelink and    UK and Ireland
                                    NTL(1)         Acquisitions (2)     ConsumerCo (3)      BT Cable (4)     Consolidated
----------------------------------------------------------------------------------------------------------------------------
  Homes in Franchise (5)           2,090,000          3,037,600            6,049,600          640,500         11,817,700
----------------------------------------------------------------------------------------------------------------------------
  Homes passed                     1,423,500          2,427,500            4,308,200          605,500          8,764,700
----------------------------------------------------------------------------------------------------------------------------
  Homes marketed (Tel.)            1,230,500          2,101,600            4,058,400            1,000          7,391,500
----------------------------------------------------------------------------------------------------------------------------
  Homes marketed (CATV)            1,230,500          2,161,900            4,058,400          560,600          8,011,400
----------------------------------------------------------------------------------------------------------------------------
  Total customers (6)                615,000            893,500            1,177,400          432,000          3,117,900
----------------------------------------------------------------------------------------------------------------------------
     Dual                            566,800            518,600              812,600              200          1,898,200
----------------------------------------------------------------------------------------------------------------------------
     Telephone-only (6)               24,300            288,500              234,400                0            547,200
----------------------------------------------------------------------------------------------------------------------------
     Cable-only                       23,900             86,400              130,400          431,800            672,500
----------------------------------------------------------------------------------------------------------------------------
  Total RGUs(7)                    1,181,800          1,412,100            1,990,000          432,200          5,016,100
----------------------------------------------------------------------------------------------------------------------------
  Net Adds (Customers) (8)            18,800             32,300                3,600            7,900             62,600
----------------------------------------------------------------------------------------------------------------------------
  Net Adds (RGUs) (8)                 35,200             79,000               16,300            8,100            138,600
----------------------------------------------------------------------------------------------------------------------------
  Customer penetration                 50.0%              41.3%                29.0%            77.1%              38.9%
----------------------------------------------------------------------------------------------------------------------------
  RGU penetration                      96.0%              65.3%                49.0%            77.1%              62.6%
----------------------------------------------------------------------------------------------------------------------------
  Telephone penetration                48.0%              38.4%                25.8%            20.0%              33.1%
----------------------------------------------------------------------------------------------------------------------------
  Cable penetration                    48.0%              28.0%                23.2%            77.1%              32.1%
============================================================================================================================

(1)    Data for franchises which NTL has been developing since 1993
(2)    Data for the following franchises: Triangle, ComTel and Diamond Cable.
(3)    Data for Cable & Wireless ConsumerCo franchises acquired in May 2000.
(4)    Data for Cablelink (Ireland) and BT Cable (Westminster / Milton Keynes).
(5)    Franchise home information from The Media Map Datafile 2000.
(6) Excludes approximately 454,000 off-net telephony customers and over 1.5 million Internet customers.
(7) An RGU is one cable television account or one telephone account; a dual customer generates two RGUs.
(8) Total additional customers and RGUs, respectively, as compared to June 30, 2000.

Monthly churn was approximately 1.0% at the end of the third quarter in NTL's UK and Ireland franchises, except ConsumerCo, where churn for the month of September (our most recent data measurement) was 1.9%, compared to 2.5% at the end of the second quarter.

NTL INCORPORATED
November 9, 2000
Page 5


The following table shows the cable television and telephony customer statistics for Triangle (Comcast UK), ComTel and Diamond Cable, acquired in late 1998 to early 1999:

===================================================================================================================
                                             CATV AND TELEPHONY CUSTOMERS FOR TRIANGLE, COMTEL & DIAMOND
-------------------------------------------------------------------------------------------------------------------
                                  9/30/2000        6/30/2000        3/31/2000        12/31/1999        9/30/1999
-------------------------------------------------------------------------------------------------------------------
  Total customers                  893,500          861,200         826,200            799,700          762,000
-------------------------------------------------------------------------------------------------------------------
  Incremental customers (1)         32,300           35,000          26,500             37,700           22,300
-------------------------------------------------------------------------------------------------------------------
  Customer penetration               41.3%            40.2%           38.5%              37.4%            35.9%
-------------------------------------------------------------------------------------------------------------------
  RGU penetration                    65.3%            62.2%           59.1%              57.2%            54.2%
-------------------------------------------------------------------------------------------------------------------
  % Dual (2)                         58.0%            54.8%           53.7%              53.1%            51.1%
===================================================================================================================

(1)    Total additional customers as compared to each respective prior quarter.
(2) A dual customer generates two RGUs. An RGU is one cable television account or one telephone account.

Our views of how quickly we can integrate ConsumerCo and BT Cable are shaped by our successes at both the "Original NTL" franchises and franchises we acquired from Comcast UK, ComTel and Diamond. In the past we have been able to increase penetration at approximately 5% per year, and would expect that trend to continue or accelerate. We now have one major franchise, Teesside, which is already 65% penetrated, so our five-year target for penetration is now above 60% for the Company as a whole.

Our UK on-net results, which include BT Cable and three months of ConsumerCo data for the first time, represent a 124% increase in revenues and a 130% increase in EBITDA over the previous year. We increased EBITDA margins even though we are currently spending additional amounts in the short-term to rapidly integrate ConsumerCo.

In addition, as we noted last quarter, these results are also reflective of the initial costs of launching the digital cable television service. Digital cable raises ARPU and reduces churn. However, as we aggressively rollout the service, we have higher short-term customer service costs as a result of the service's increased complexity.

We expect these short-term higher integration and digital rollout expenses to continue through the second quarter of 2001.

Cablelink (Ireland) EBITDA declined sequentially as it began to rollout telephony, high-speed Internet and digital television services. In the near term, Cablelink will experience increased expenses associated with the network upgrade, increased sales and marketing expenses and customer support costs. However, in the longer term as penetration for new services increases, we expect incremental revenues to quickly catch up with and exceed spending. The current quarter results for Cablelink were also adversely affected by the weakness of the Irish Punt.

Residential off-net became profitable this quarter due to the addition of ConsumerCo's indirect telephony subscribers for three months. With an ARPU of approximately Pound Sterling 15 per month and

NTL INCORPORATED
November 9, 2000
Page 6


over 450,000 subscribers, our off-net business has achieved significant scale, and represents an attractive base of customers to whom we can upsell Internet and other services.

ntlworld, Digital, Broadband  and Interactive Services

ntlworld, our free Internet service, continues to be very successful. As of September 30th we served over 380,000 ntlworld subscribers, doubling our customer base in only two months. We also serve an additional 285,100 ConsumerCo and other customers directly, which we plan to convert to the ntlworld service over time. We have become the dominant ISP in our regions, with 69% of our customers who use the Internet using ntlworld.

The following table shows the Internet statistics for operations wholly-owned by
NTL:

=================================================================================================================================
                                                                      INTERNET CUSTOMERS
---------------------------------------------------------------------------------------------------------------------------------
                                  NTLWORLD &
                                  NTL DIRECT                UK WHOLESALE                SWITZERLAND                TOTAL NTL
---------------------------------------------------------------------------------------------------------------------------------
  Customers at 6/30/2000             375,900                   768,900                    160,900                  1,305,700
---------------------------------------------------------------------------------------------------------------------------------
  Customers at 9/30/2000             665,100                   853,500                    172,500                  1,691,100
=================================================================================================================================

Our digital television rollout has also been very successful. As of September 30th, we had approximately 325,000 digital customers and approximately 80% of our combined networks were digital ready. We remain on track to have over 500,000 digital customers by the end of 2000. Early spending patterns of digital customers have been encouraging, with digital customers paying more overall than analog customers in our former ConsumerCo franchises. We are currently rolling out interactive services on the platform, providing customers with content repurposed for the television and email. The digital platform allows for additional new revenue opportunities as well. For example, we are currently conducting a commercial trial of open web access over the ConsumerCo digital TV platform. Content development for ntlworld and digital interactive is continuing and e-commerce revenues should begin to develop shortly as our combined 'portal' customer base grows. In addition, we will be offering true video on demand (VOD) services over the digital platform in 2001.

We are accelerating cable modem deployment in our digital systems with some exciting new developments. Standalone cable modems can be deployed virtually anywhere in the "original" NTL systems today, and cable modems are already embedded in the digital set-top box being deployed in the ConsumerCo systems. By standardizing recently on a DOCSIS/Liberate architecture, we will be able to offer both standalone cable modems in ConsumerCo systems and set-top box embedded cable modems in the "original" NTL systems from mid 2001.

As a result, by the end of 2001 virtually every NTL digital customer will have a cable modem pre-installed and ready for operation in their home, available for use either on the PC or the television, at no incremental cost over and above that for a traditional digital set-top box.

NTL INCORPORATED
November 9, 2000
Page 7


ntlworld, cable modems, digital television with full web interactivity and VOD are the quartet of unique services that will drive NTL's consumer business for the next several quarters.

Television Content and Programming

Our investments in television programming are designed to facilitate increased residential penetration and ARPU, and to level the playing field in negotiations with program suppliers.

Our recently signed five-year content agreement with BSkyB, which is subject to regulatory approval, will reduce our content costs with immediate effect, upon that approval. The agreement will also provide us with an economic incentive to sell Sky premium content to our subscriber base, which is expected to result in an increase in average revenue per customer over time. This will be achieved through the migration of our pay-to-basic ratio from its current level of less than 1.0 pay unit per basic subscriber toward the level Sky achieves in its DTH subscriber base of greater than 2.75 pay units per basic subscriber.

In addition to the contract with BSkyB, we are enhancing our programming package with the addition of two channels that we are developing with partners. We recently announced the creation of the UK's first basic movie channel, "The Studio", with Universal Studios, as well as a partnership with ITN to form the UK's first Internet-centric 24-hour television news channel.

In October, we announced that our negotiations with the Premier League for the UK pay-per-view football rights package had ceased. Our agreement with BSkyB will not be affected by the failure of these negotiations and we will continue to show Premier League games to our customers through existing distribution agreements. Separately, our position with regard to football Internet rights is now one of the most attractive in the UK. With the recently announced joint venture with the Football League, we will have access to the Internet rights for teams with approximately 9 million fans, or over 60% of the total adult UK football fan base.

Integration of ConsumerCo

We have made significant progress towards the integration of ConsumerCo during our first full quarter of ownership. We successfully stemmed the tide of customer losses in the former ConsumerCo franchises in the third quarter by dramatically reducing churn. We have taken over 500 former ConsumerCo telesales associates through our training program and are in the process of rebranding all former ConsumerCo operations with the NTL brand. We have hired and trained 150 network engineers and installation team leaders, upgraded over 5,000 ConsumerCo network cabinets and accelerated the much-needed capacity and resiliency improvements of the London network. As a result of these and numerous additional steps, digital monthly fault rates have steadily declined from 31% to 20% and analogue fault rates have similarly declined from 4.8% to 3.7%.

NTL INCORPORATED
November 9, 2000
Page 8


Residential Telecoms and Television Services - Continental Europe

NTL's objective to expand to Continental Europe is to leverage the experience gained in the United Kingdom and replicate it across Europe's major financial and cultural centers. Initially we plan to expand services offered by each broadband franchise to include telephony and high-speed Internet in addition to digital cable television. Next we plan to build metropolitan and local loop fiber networks to directly connect both residential and business customers. Lastly, we will link the local networks to our pan-European fiber backbone in order to realize all of the synergies associated with a fully integrated network.

NTL has established a significant Continental European presence with the acquisitions of the "1G Networks" (France), Cablecom (Switzerland), a 25% ownership interest in Bredbandsbolaget (Sweden), a 32.5% ownership interest in eKabel (Germany), and 27% interest in Noos (France), which is expected to close within the next few months. NTL Europe and its affiliates' networks pass nearly
6.6 million homes and serve over 3.6 million cable television and Internet customers proforma for the closing of Noos. With these acquisitions, NTL has gained access to some of the most prominent cities in the UK, Ireland and Continental Europe, including London, Paris, Frankfurt, Dublin, Zurich, Stockholm, Manchester, Glasgow, Belfast and Geneva.

The following table illustrates NTL's broadband position in Western Europe outside of the UK and Ireland:

==================================================================================================================================
                                             CABLE TELEVISION AND INTERNET CUSTOMERS AS OF SEPTEMBER 30, 2000 (IN 000S)
----------------------------------------------------------------------------------------------------------------------------------
                               (Switzerland)      (France)          (France)         (Germany)         (Sweden)        NTL Europe
                                Cablecom(1)         1G(2)            Noos(3)         eKabel(4)           B2(5)          Gross (6)
----------------------------------------------------------------------------------------------------------------------------------
  Ownership Interest               100% (1)          100%                27%            32.5%              25%
----------------------------------------------------------------------------------------------------------------------------------
  Homes in Franchise (7)              1,875           287              3,179            2,800              247           8,388
----------------------------------------------------------------------------------------------------------------------------------
  Homes passed                        1,875           265              2,563            1,828               45           6,576
----------------------------------------------------------------------------------------------------------------------------------
  Homes marketed (CATV)               1,706           212              2,563            1,828                0           6,309
----------------------------------------------------------------------------------------------------------------------------------
  Customers (CATV)                    1,555            48                730            1,294                0           3,627
----------------------------------------------------------------------------------------------------------------------------------
  Penetration (CATV)                    91%           23%                28%              71%              n/a             57%
----------------------------------------------------------------------------------------------------------------------------------
  Internet - Dial-Up                    154             0                  0                0                0             154
----------------------------------------------------------------------------------------------------------------------------------
  Internet - Cable/Ethernet              19             0                 49                0                8              76
==================================================================================================================================

(1) Cablecom (Switzerland) is 100% owned by NTL, however, Cablecom retains various ownership interests in several smaller Swiss cable systems. Historically, Cablecom has reported customer data reflecting the equity interest applicable to each system and as of September 30, 2000 was as follows: 1,690,500 franchise homes, 1,690,500 homes passed, 1,547,900 CATV homes marketed and 1,404,300 CATV customers (includes an ongoing audit adjustment at Cablecom of an additional 95,900 equity homes passed and 92,100 equity homes marketed). During the third quarter Cablecom acquired 15,100 equity cable subscribers and 6,700 equity Internet customers via the acquisition of several cable systems. Data in the above table consolidates all of the systems in which Cablecom has an ownership interest.
(2)    The "1G Networks" (France) were acquired by NTL in 1999.
(3) Proforma for the closing of Noos (France). NTL recently agreed to acquire a 27% interest in Noos.

NTL INCORPORATED
November 9, 2000
Page 9

(4)    NTL acquired a 32.5% interest in eKabel (Germany) in September 2000.
(5) NTL acquired a 25% equity interest in Bredbandsbolaget (B2)(Sweden) in March 2000.
(6) Gross subscriber information assumes NTL owns 100% of B2, Noos, eKabel and each of the cable systems in which Cablecom retains an ownership interest.
(7)    Franchise home information is from Company records.

Mobile

We continue to negotiate to secure a agreement with one or more suppliers in order to enhance our consumer services bundle with a mobile offering. We continue to make progress and expect to sign an agreement by the end of 2000, which would allow us to offer mobile services to our customers in the UK by the end of Q2 2001.


                                BUSINESS SERVICES

Our Business Services division is competing to capture an increasing share of the Pound Sterling 16.5 billion UK/Ireland business telecoms market (as estimated by the Gartner Group, OFTEL, BT and NTL). This sector is anticipated to grow to approximately Pound Sterling 24 billion in 2005. This market is comprised of five sectors, Small Business (Pound Sterling 1.7 billion market), Medium Business (Pound Sterling 3.6 billion market), Large Business (Pound Sterling 4.9 billion market), Public Sector (Pound Sterling 3.0 billion) and Carrier Services (Pound Sterling 3.3 billion). Currently our market share overall in these markets is approximately 3% and it is our goal to obtain a 15% market share in five years.

In the small business group, we enhanced our competitive position by launching 'NTL Business Essentials' in early October. We have become the first company to bundle together telephony, e-commerce and data into one package for small businesses.

In our medium and large sized business groups, we had a successful quarter obtaining new customers as well as offering incremental services to existing customers. For example, last quarter we reported winning a Pound Sterling 2.5 million contract with the Bonnier Swedish Media Group for web hosting and telecommuting services over IP. During the third quarter we signed a three-year, Pound Sterling 1 million contract to install an advanced IP solution for three of the Bonnier Group's sites in Scotland.

In our large-business group, we signed a number of significant contracts including a seven-year contract with EDS to provide a "complete communications" solution including Voice over IP (VoIP), managed voice, intelligent networking, LAN and WAN services, Internet connectivity and in-building GSM coverage. The integration of the people and skills of Workplace Technologies has enhanced our ability to win business of this type and has allowed us to serve customers more effectively in the financial, retail and public sectors.

NTL INCORPORATED
November 9, 2000
Page 10

In our public sector group (which includes our Radcomms business), we continue to expand the scope of the business we conduct with local government organizations throughout our franchises and the emergency services community nationwide. This business not only provides NTL with a valuable secure revenue stream, but also enhances our position in each local community we serve and represents a validation of our ability to meet the most complex and mission critical needs. We continued our work with the education sector where we are piloting community Intranets, which will allow teachers, pupils and parents to work together on projects via the TV or the PC. This service brings together the entire NTL product portfolio, from digital television to PC Internet.

All of our units are profiting from our recently launched, dedicated web-hosting product. The hosting service offers 24-7 reliability, rapid Internet connectivity, cost competitiveness and complete service level agreements, and will be a cornerstone of all of our future offerings.

We had a successful quarter in our carrier services group, which serves the large telecoms carrier market. In the third quarter, NTL won a Pound Sterling 50 million contract to provide UK and Ireland managed fiber capacity for one of the largest competitive carriers in Europe. During the third quarter we also initiated the implementation of a new fiber backbone network for Orange, as part of the Pound Sterling 150 million contract we announced last quarter. We continue to work with all mobile carriers in cooperation with our Broadcast division in order to provide a portfolio solution to their future network needs, especially for 3G UMTS deployment.

In Ireland, we are developing Europe's first end-to-end IP network to service an entire country with integrated, cost effective voice, data and Internet services. This project not only extends NTL's lead in the European IP network field, but also firmly establishes the Irish Republic as one of the forerunners in the development of new generation communications services. This network will allow NTL to deliver a suite of innovative value-added IP services to the Irish market over a single network infrastructure and protocol.

                                    BROADCAST

The Broadcast division continues to be in a period of immense opportunity as a result of the privatization of national broadcast networks, digitalization of analog television and radio signals and the increased demand for tower infrastructure from wireless service operators. Growth in this business comes mainly through winning major new contracts and from acquisitions.

Key awards and acquisitions in the broadcast division in the third quarter include:

       - The acquisition of 46 urban and suburban radio sites in Scotland to compliment our well-established rural portfolio;

NTL INCORPORATED
November 9, 2000
Page 11

       - The award of a contract to build telecommunication towers on all of the 24 Welcome Break motorway service areas;

       - The award of a contract to equip 11 shopping malls and other public access buildings with radio distribution systems for mobile phone operators;

       - The award of a 12-year Total Broadcast contract for 20 local radio stations within the GWR Group;

       - The acquisition of Scanners, an outside broadcast facilities company, which will strengthen our position as the leading broadcast and media solutions provider in the UK; and

       - The agreement to build a carrier-grade telecommunications network on the east coast of Australia in partnership with WIN Television and Southern Cross Broadcasting, including contracts from our partners to provide video distribution solutions for a 10-year period.

                                  SHARED COSTS
Branding

A key component in the integration of ConsumerCo has been the re-branding of its franchise areas to NTL. We began this process at the end of September and plan to move forward aggressively with a combined national campaign. We will also focus on extending the NTL brand to the business community as well. This is a sizable opportunity as the ConsumerCo franchises contain a greater number of businesses than the NTL franchise areas.

Other Shared Costs

These costs are attributable to our human resources, finance, facilities, IT and administrative services departments and towards the management of our UK network. As these costs are central to the UK operation, it is not possible to allocate them directly to the separate reporting groups and as such they are reported separately.

NTL INCORPORATED
November 9, 2000
Page 12


                                 REVENUE SUMMARY

The following table is a summary of revenues by various business segments.

==============================================================================================================
                                                                   REVENUES
--------------------------------------------------------------------------------------------------------------
                                       Q3-2000                     Q2-2000                    Q1-2000
                               (IN POUND STERLING 000S)   (IN POUND STERLING 000S)    (IN POUND STERLING 000S)
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
 NTL CONSUMER
--------------------------------------------------------------------------------------------------------------
   UK On-Net                                  283,926                     191,376                   143,293
--------------------------------------------------------------------------------------------------------------
   UK Off-Net                                  20,579                       7,741                       407
--------------------------------------------------------------------------------------------------------------
   Cablelink                                    9,668                       9,280                    10,085
--------------------------------------------------------------------------------------------------------------
   Cablecom / 1G Networks                      63,446                      62,686                     2,160
--------------------------------------------------------------------------------------------------------------
   Interactive                                    798                         377                       388
--------------------------------------------------------------------------------------------------------------
   Programming                                  1,968                       2,073                     1,519
--------------------------------------------------------------------------------------------------------------
        Total Consumer                        380,385                     273,533                   157,852
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
 NTL BUSINESS
--------------------------------------------------------------------------------------------------------------
   Business/Carrier                           113,903                      98,044                    86,018
--------------------------------------------------------------------------------------------------------------
   Radcomms/Satellites                         28,288                      27,214                    26,888
--------------------------------------------------------------------------------------------------------------
        Total Business                        142,191                     125,258                   112,906
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
 NTL BROADCAST                                 36,985                      35,410                    34,785
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
 TOTAL REVENUES                               559,561                     434,201                   305,543
==============================================================================================================

========================================================================================
                                                      REVENUES
----------------------------------------------------------------------------------------
                                           Q4-1999                    Q3-1999
                                  (IN POUND STERLING 000S)    (IN POUND STERLING 000S)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
 NTL CONSUMER
----------------------------------------------------------------------------------------
   UK On-Net                                     138,236                     126,709
----------------------------------------------------------------------------------------
   UK Off-Net                                          -                           -
----------------------------------------------------------------------------------------
   Cablelink                                      10,075                       9,315
----------------------------------------------------------------------------------------
   Cablecom / 1G Networks                          1,745                       1,154
----------------------------------------------------------------------------------------
   Interactive                                       416                         509
----------------------------------------------------------------------------------------
   Programming                                     2,142                         597
----------------------------------------------------------------------------------------
        Total Consumer                           152,614                     138,284
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
 NTL BUSINESS
----------------------------------------------------------------------------------------
   Business/Carrier                               91,328                      65,766
----------------------------------------------------------------------------------------
   Radcomms/Satellites                            24,640                      21,167
----------------------------------------------------------------------------------------
        Total Business                           115,968                      86,933
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
 NTL BROADCAST                                    35,056                      34,355
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
 TOTAL REVENUES                                  303,637                     259,572
========================================================================================

NTL INCORPORATED
November 9, 2000
Page 13


                                 EBITDA SUMMARY

The following table is a summary of EBITDA by various business segments.

===================================================================================================================
                                                                      EBITDA
-------------------------------------------------------------------------------------------------------------------
                                           Q3-2000                     Q2-2000                    Q1-2000
 QUARTERLY SUMMARY                 (IN POUND STERLING 000S)   (IN POUND STERLING 000S)    (IN POUND STERLING 000S)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
 NTL CONSUMER
-------------------------------------------------------------------------------------------------------------------
   UK On-Net                                      103,259                      70,359                    51,027
-------------------------------------------------------------------------------------------------------------------
   UK Off-Net                                       2,816                       (784)                     (661)
-------------------------------------------------------------------------------------------------------------------
   Cablelink                                          950                       1,855                     3,608
-------------------------------------------------------------------------------------------------------------------
   Cablecom / 1G Networks                          20,506                      20,497                     (990)
-------------------------------------------------------------------------------------------------------------------
   Interactive                                    (6,160)                     (4,420)                   (2,953)
-------------------------------------------------------------------------------------------------------------------
   Programming                                   (12,645)                     (8,719)                   (4,897)
-------------------------------------------------------------------------------------------------------------------
        Total                                     108,726                      78,788                    45,134
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
 NTL BUSINESS
-------------------------------------------------------------------------------------------------------------------
   Business/Carrier                                45,244                      34,576                    24,586
-------------------------------------------------------------------------------------------------------------------
   Radcomms/Satellites                              8,272                       8,697                     8,768
-------------------------------------------------------------------------------------------------------------------
        Total                                      53,516                      43,273                    33,354
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
 NTL BROADCAST                                     19,666                      18,683                    18,360
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
 CORPORATE / OTHER
-------------------------------------------------------------------------------------------------------------------
   Branding                                       (9,071)                     (8,743)                   (4,533)
-------------------------------------------------------------------------------------------------------------------
   Integration Costs                             (14,945)                     (4,819)                     (904)
-------------------------------------------------------------------------------------------------------------------
   Network Operations &
    Shared Corporate Support                     (95,649)                    (68,009)                  (48,626)
-------------------------------------------------------------------------------------------------------------------
        Total                                   (119,665)                    (81,571)                  (54,063)
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
 TOTAL EBITDA                                      62,243                      59,173                    42,785
===================================================================================================================

========================================================================================
                                                       EBITDA
----------------------------------------------------------------------------------------
                                           Q4-1999                    Q3-1999
 QUARTERLY SUMMARY                (IN POUND STERLING 000S)    (IN POUND STERLING 000S)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
 NTL CONSUMER
----------------------------------------------------------------------------------------
   UK On-Net                                      47,219                      44,986
----------------------------------------------------------------------------------------
   UK Off-Net                                          -                           -
----------------------------------------------------------------------------------------
   Cablelink                                       2,378                       2,162
----------------------------------------------------------------------------------------
   Cablecom / 1G Networks                          (443)                       (284)
----------------------------------------------------------------------------------------
   Interactive                                     (962)                         212
----------------------------------------------------------------------------------------
   Programming                                   (2,811)                     (3,433)
----------------------------------------------------------------------------------------
        Total                                     45,381                      43,643
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
 NTL BUSINESS
----------------------------------------------------------------------------------------
   Business/Carrier                               25,659                      25,286
----------------------------------------------------------------------------------------
   Radcomms/Satellites                             8,870                       6,753
----------------------------------------------------------------------------------------
        Total                                     34,529                      32,039
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
 NTL BROADCAST                                    18,608                      17,728
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
 CORPORATE / OTHER
----------------------------------------------------------------------------------------
   Branding                                      (9,437)                     (4,946)
----------------------------------------------------------------------------------------
   Integration Costs                               (886)                       (305)
----------------------------------------------------------------------------------------
   Network Operations &
    Shared Corporate Support                    (41,662)                    (47,654)
----------------------------------------------------------------------------------------
        Total                                   (51,985)                    (52,905)
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
 TOTAL EBITDA                                     46,533                      40,505
========================================================================================

NTL INCORPORATED
November 9, 2000
Page 14


                              FINANCIAL HIGHLIGHTS

                                                                    THREE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                        --------------------------------------------
                                                             2000                           1999
                                                        --------------------------------------------
                                                          (in millions, except per share data)
REVENUES
Residential telecommunications and television                 $566.0                        $220.3
National and international telecommunications                  210.4                         141.6
Broadcast transmission and other                                54.3                          55.2
                                                        --------------------------------------------
                                                               830.7                         417.1

COSTS AND EXPENSES
Operating expenses                                             394.1                         206.8
Selling, general and administrative expenses                   344.7                         144.9
                                                        --------------------------------------------
                                                               738.8                         351.7
                                                        --------------------------------------------
EBITDA                                                          91.9                          65.4

Franchise fees                                                     -                           7.7
Non-cash compensation                                            2.2                             -
Other charges                                                    6.0                             -
Corporate expenses                                               9.5                           7.4
Depreciation and amortization                                  600.0                         201.9
                                                        --------------------------------------------
Operating (loss)                                              (525.8)                       (151.6)

OTHER INCOME (EXPENSE)
Interest income and other, net                                  (1.2)                         13.4
Interest expense                                              (280.9)                       (186.6)
Foreign currency transaction gains                              23.1                          46.7
                                                        --------------------------------------------
(Loss) before income tax benefit                              (784.8)                       (278.1)
Income tax benefit                                              14.5                             -
                                                        --------------------------------------------
Net (loss)                                                    (770.3)                       (278.1)

Preferred stock dividends                                      (63.3)                        (20.6)
                                                        --------------------------------------------
Net (loss) available to common shareholders                  $(833.6)                      $(298.7)
                                                        ============================================

Basic and diluted net (loss) per common share                $ (3.08)                      $ (2.31)
                                                        ============================================

Weighted average shares                                        270.8                         129.4
                                                        ============================================

NTL INCORPORATED
November 9, 2000
Page 15



                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                        -----------------------------------------------
                                                                 2000                      1999
                                                        -----------------------------------------------
                                                               (in millions, except per share data)
REVENUES
Residential telecommunications and television                  $1,238.8                   $585.6
National and international telecommunications                     584.2                    360.2
Broadcast transmission and other                                  164.9                    144.9
                                                        -----------------------------------------------
                                                                1,987.9                  1,090.7

COSTS AND EXPENSES
Operating expenses                                                967.8                    536.2
Selling, general and administrative expenses                      769.3                    419.2
                                                        -----------------------------------------------
                                                                1,737.1                    955.4
                                                        -----------------------------------------------
EBITDA                                                            250.8                    135.3

Franchise fees                                                        -                     22.3
Non-cash compensation                                               2.2                        -
Other charges                                                      19.7                        -
Corporate expenses                                                 30.7                     21.1
Depreciation and amortization                                   1,245.5                    533.6
                                                        -----------------------------------------------
Operating (loss)                                               (1,047.3)                  (441.7)

OTHER INCOME (EXPENSE)
Interest income and other, net                                     48.1                     34.1
Interest expense                                                 (729.1)                  (485.2)
Foreign currency transaction gains (losses)                       (89.3)                    35.8
                                                        -----------------------------------------------
(Loss) before income tax benefit                               (1,817.6)                  (857.0)
Income tax benefit                                                 33.1                        -
                                                        -----------------------------------------------
Net (loss)                                                     (1,784.5)                  (857.0)

Preferred stock dividends                                        (129.5)                   (49.0)
                                                        -----------------------------------------------
Net (loss) available to common shareholders                   $(1,914.0)                 $(906.0)
                                                        ===============================================

Basic and diluted net (loss) per common share                 $   (9.63)                 $ (7.86)
                                                        ===============================================

Weighted average shares                                           198.8                    115.2
                                                        ===============================================

NTL INCORPORATED
November 9, 2000
Page 16


                       DISCUSSION OF THIRD QUARTER RESULTS

As a result of the completion of the acquisitions of Diamond Cable Communications Limited in March 1999, the Australian National Transmission Network ("NTL Australia") in April 1999, Cablelink Limited in July 1999, the "1G Networks" of France Telecom in August and December 1999, NTL Business Limited (formerly Workplace Technologies plc) in September 1999, the cable assets of the Cablecom Group in March 2000 and ConsumerCo in May 2000, the Company consolidated the results of operations of these businesses from the dates of acquisition.

A significant component of the results since May 2000 is associated with the acquisition of ConsumerCo. Prior to the acquisition, ConsumerCo had been losing customers on a quarterly basis. In the first full quarter after the acquisition, ConsumerCo added 3,600 dual customers and 16,300 RGUs, as well as materially reduced monthly churn. The Company's immediate focus is on the following priorities: reducing the fault rate, improving the installation experience, continuing the digital rollout and improving the value proposition for the service bundle. These are all factors that will reduce churn and increase penetration. However, they will increase costs through the second quarter of 2001.

On November 2, 2000, the Company announced the completion of a consolidation review. Based on a comprehensive review of the combined company following the acquisition of ConsumerCo and the integration of several other acquired businesses over the last 18 months, the Company identified significant efficiency improvements and cost savings. These include the elimination of duplicate technologies and processes, consolidation of support functions and reductions in levels of management. Approximately 1,300 roles will become redundant over the next 15 months as part of the cost savings. The Company expects to realize the cost savings beginning in the latter half of 2001. The Company expects to incur a restructuring charge in fiscal 2000 as a result of this review, although to date the Company is still in the process of finalizing this charge.

Residential telecommunications and television revenues increased to $566.0 million from $220.3 million as a result of acquisitions and from customer growth that increased the Company's current revenue stream. The 2000 and 1999 revenue includes $380.6 million and $53.9 million, respectively, from acquired companies. The Company expects its customer base to continue to increase, which will drive further revenue growth as the Company continues to connect customers to its broadband network. The Company also expects revenue growth from the continuing roll out of its cable modem and digital cable television services.

National and international telecommunications revenues increased to $210.4 million from $141.6 million as a result of acquisitions and from increases in business telecommunications revenues, Internet services revenues and carrier services revenues. The 2000 and 1999 revenue includes $67.0 million and $21.0 million, respectively, from acquired companies. Business telecommunications and Internet services revenues increased primarily as a result of customer growth. The Company expects its business telecommunications and Internet services customer base to continue to increase, which will drive further revenue growth. The Company continues

NTL INCORPORATED
November 9, 2000
Page 17

to focus specific sales and marketing effort on business customers and for Internet services in its completed network. Carrier services revenues increased due to growth in voice, video and data services provided by the Company's wholesale operation to broadcasters and telephone companies, respectively. Revenue growth in carrier services is primarily dependent upon the Company's ability to continue to attract new customers and expand services to existing customers.

Broadcast transmission and other revenues decreased to $54.3 million from $55.2 million. Included in these amounts are revenues of $13.6 million and $14.9 million from NTL Australia in 2000 and 1999, respectively. These decreases are entirely due to exchange rate fluctuations since these revenues increased Pound Sterling 2.4 million and A$0.8 million in the United Kingdom and NTL Australia, respectively. The United Kingdom increase reflects increases in broadcast television and FM radio customers and accounts, which exceeded price cap reductions in the Company's regulated services. The Company expects its digital broadcasting services to increase in the future.

Operating expenses increased to $394.1 million from $206.8 million primarily as a result of costs from acquired businesses. The 2000 and 1999 expense includes $233.4 million and $47.5 million, respectively, from acquired companies.

Selling, general and administrative expenses increased to $344.7 million from $144.9 million as a result of increases in telecommunications and CATV sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. The 2000 and 1999 expense includes $151.7 million and $19.0 million, respectively, from acquired companies.

Pursuant to the terms of various United Kingdom licenses, the Company incurred license fees paid to the Independent Television Commission (ITC) to operate as the exclusive service provider in certain of its franchise areas. Upon a request by the Company in 1999, the ITC converted all of the Company's fee bearing exclusive licenses to non-exclusive licenses at the end of 1999, and the Company's liability for license payments ceased upon the conversion. Franchise fees were $7.7 million in 1999.

In September 2000, the Board of Directors approved modifications to certain stock options granted to employees in November 1999 through May 2000. Options to purchase an aggregate of approximately 16.5 million shares of the Company's common stock with a weighted average exercise price of $64.39 per share were modified such that the exercise price was reduced to $44.50 per share and the vesting schedule was delayed and/or lengthened. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, the Company is accounting for these options as a variable plan beginning in September 2000. The Company will recognize non-cash compensation expense for the difference between the quoted market price of the Company's common stock and the exercise price of the vested options while the options remain outstanding. As of September 30, 2000, the Company recognized non-cash compensation expense of $2.2 million.

NTL INCORPORATED
November 9, 2000
Page 18

One of the Company's major costs has been for the integration of acquired companies' information technology systems, while simultaneously upgrading them for digital television, interactive services and video-on-demand. Other charges of $6.0 million in 2000 were incurred for this integration effort.

Corporate expenses increased to $9.5 million from $7.4 million due to an increase in various overhead costs.

Depreciation and amortization expense increased to $600.0 million from $201.9 million due to an increase in depreciation of telecommunications and CATV equipment. The 2000 and 1999 expense includes $438.9 million and $71.3 million, respectively, from acquired companies, including amortization of acquisition related intangibles.

Interest income and other, net decreased to expense of $1.2 million from income of $13.4 million as a result of increases in the net losses of affiliates accounted for by the equity method and decreases in interest income.

Interest expense increased to $280.9 million from $186.6 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2000 and 1999 expense includes $124.0 million and $40.9 million, respectively, related to acquisitions. Interest of $171.8 million and $79.9 million was paid in the three months ended September 30, 2000 and 1999, respectively.

Foreign currency transaction gains decreased to $23.1 million from $46.7 million primarily due to the effect of unfavorable changes in exchange rates. The Company's results of operations are impacted by changes in foreign currency exchange rates as follows. NTL Incorporated and certain of its subsidiaries have cash, cash equivalents and debt denominated in foreign currencies that are effected by changes in exchange rates. In addition, foreign subsidiaries of the Company whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are effected by changes in exchange rates.

NTL INCORPORATED
November 9, 2000
Page 19


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include the following: general economic and business conditions, the Company's ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of new business opportunities requiring significant up-front investment, and availability, terms and deployment of capital.

                                 * * * * * * * *

A meeting will be held to discuss these results on Thursday, November 9th at 10:00am EST. Registration begins at 9:45am EST at the Equitable Building, 1290 Avenue of the Americas (6th Avenue between 52nd and 53rd), New York, NY. The investment community and the media may also participate in the meeting via teleconference by dialing 1-888-870-4543 in the United States or1-706-679-3497 for international access or via a live audio webcast of the conference call on the company's website WWW.NTL.COM the slide presentation may be accessed via www.ntl.com.

A recording of the teleconference call will be available November 9th beginning approximately 2 hours after the end of the call through Thursday, November 16th at midnight EST. To access the taped broadcast dial 1-800-642-1687 in the US and enter reservation number 118796. International participants please dial 1-706-645-9291, reservation number 118796.

FOR MORE INFORMATION PLEASE CONTACT:

IN THE U.S.:
John Gregg, Chief Financial Officer
Richard Lubasch, General Counsel
Bret Richter, Vice President - Corporate Finance and Development
Amy Minnick, Associate Director - Investor Relations, Corporate Finance and Development
Tel: (212) 906-8440
Or e-mail: investor_relations@ntli.com.

IN THE U.K.:
Alison Kirkwood, Public Relations
TEL:  +44 1256 752 000